Penn Virginia Corporation
16285 Park Ten Place, Suite 500
Houston, Texas 77084

September 3, 2021

BY EDGAR

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Division of Corporation Finance

Attention:	Kevin Dougherty
Staff Attorney
Office of Energy & Transportation

RE:	Penn Virginia Corporation Form S-4 Registration Statement File No. 333-259017

Dear Mr. Kevin Dougherty:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, Penn Virginia Corporation hereby requests that the effective date of the above-referenced Registration Statement on Form S-4 be accelerated to 10:00 a.m., Eastern Daylight Time, on September 7, 2021, or as soon as practicable thereafter.

Please direct any questions regarding this correspondence to our counsel, Anne G. Peetz of Kirkland & Ellis, LLP, at (713) 836-3711.

Sincerely, PENN VIRGINIA CORPORATION

By:	/s/ Katherine J. Ryan
Katherine J. Ryan
Vice President, Chief Legal Counsel & Corporate Secretary

cc: Anne G. Peetz, Kirkland & Ellis LLP